UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On October 12, 2009, Shamrock Activist Value Fund, L.P. issued the following press release:

FOR IMMEDIATE RELEASE

Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank, CA 91505

Contact:	Clifford A. Miller (cmiller@shamrock.com)
(818) 973-4297
-or-
Sitrick And Company
Michael Sitrick (mike_sitrick@sitrick.com)
Aaron Curtiss (aaron_curtiss@sitrick.com)
(310) 788-2850

Shamrock Activist Value Fund, L.P. Responds to

“Inaccurate and Disingenuous” Comments by

Texas Industries CEO

BURBANK, Calif. (Oct. 12, 2009) – The Shamrock Activist Value Fund, L.P. today issued the following statement in response to comments made by Texas Industries, Inc. (NYSE: TXI) and its CEO, Mel Brekhus:

“We had hoped our good faith settlement talks could have resulted in the adoption of appropriate change at Texas Industries. But the management and board of Texas Industries once again appears more concerned with preserving their position than being responsive to the concerns of shareholders.

“Today’s statements by CEO Mel Brekhus are not only inaccurate and disingenuous but a thinly-veiled attempt to distract shareholders from the fact that two of the nation’s leading proxy advisory firms – RiskMetrics Group and Proxy Governance, Inc. – unanimously and independently recommended that shareholders vote for our three nominees and for our three corporate governance resolutions.

“For example, Mr. Brekhus fails to mention that the Texas Industries proposal for our three nominees to join the board was contingent on the three Texas Industries incumbents remaining in office. The board also informed us that it would not implement two of our three corporate governance resolutions relating to the prompt de-staggering of the board and submitting the company’s poison pill to a shareholder vote.

“Unfortunately, Mr. Brekhus’ inaccurate and incomplete comments are consistent with our view that the management and board of Texas Industries fail to communicate transparently with shareholders. That pattern is one of the reasons we proposed during the settlement talks that Texas Industries move toward making the chairman of the board an independent position – chosen by the board – not held by a former employee. We did not propose any other restrictions on who could serve on the board of directors. We also proposed that the Board establish a Strategic Planning Committee comprising independent directors, to perform a comprehensive strategic review and make recommendations regarding strategic alternatives and capital allocation matters to the full board.

“Ultimately, our recent talks with Texas Industries only reinforced our belief that Proxy Governance accurately summarized the situation when it wrote in its analysis that ‘shareholders cannot expect a sustainable recovery [at Texas Industries] without taking the extraordinary actions of shaking up both the board and the corporate governance regime.’

“We look forward to letting all shareholders decide for themselves at the annual meeting next week.”

The Shamrock Activist Value Fund, L.P. has filed its definitive proxy materials for the 2009 Annual Meeting of Texas Industries Shareholders with the Securities and Exchange Commission (the “SEC”). Copies of all proxy materials Shamrock Activist Value Fund, L.P. files with the SEC are available without charge at the SEC’s website at www.sec.gov and its definitive proxy materials also may be obtained without charge at http://www.shamrock-txiproxy.com. Information regarding the participants in the Shamrock Activist Value Fund, L.P.’s solicitation of proxies for the annual meeting is contained in Shamrock Activist Value Fund, L.P.’s definitive proxy statement, which also contains information regarding why Shamrock Activist Value Fund, L.P. believes Texas Industries shareholders should vote the WHITE proxy card “FOR” its three director nominees and “FOR” its three shareholder proposals. Shareholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Shamrock Activist Value Fund, L.P.’s proxy solicitor by calling (800) 322-2885 or e-mailing to savf-txi@mackenziepartners.com.

Permission to reprint Proxy Governance, Inc. statements was neither sought nor obtained.

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